Exhibit 99.1

Universal Logistics Holdings Reports Record Fourth Quarter 2022 Financial Results; Achieves Record Full-Year 2022 Financial Results; Declares Dividend

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Fourth Quarter 2022 Operating Revenues: $458.7 million, 1.9% decrease
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Fourth Quarter 2022 Operating Income: $48.2 million, 102.6% increase
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Fourth Quarter 2022 Earnings Per Share: $1.27 per share, 111.7% increase
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Declares Quarterly Dividend: $0.105 per share

Warren, MI – February 9, 2023 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported consolidated fourth quarter 2022 net income of $33.4 million, or $1.27 per basic and diluted share, on total operating revenues of $458.7 million. This compares to net income of $16.2 million, or $0.60 per basic and diluted share, during fourth quarter 2021 on total operating revenues of $467.4 million. Universal's fourth quarter 2022 operating income and earnings per share represent the best fourth quarter results in company history. For the full year 2022, Universal reported $6.37 per basic and diluted share, on total operating revenues of $2.02 billion, both all-time records in company history. This compares to $2.74 per basic and diluted share, on total operating revenues of $1.75 billion for the full year 2021.

In the fourth quarter 2022, Universal’s operating income increased $24.4 million to $48.2 million, compared to $23.8 million in the fourth quarter one year earlier. Included in fourth quarter 2021 operating results were $11.0 million of pre-tax charges related to previously disclosed items. As a percentage of operating revenue, operating margin for the fourth quarter 2022 was 10.5%, compared to 5.1% during the same period last year. EBITDA, a non-GAAP measure, increased $28.3 million during the fourth quarter 2022 to $68.0 million, compared to $39.7 million one year earlier. As a percentage of operating revenue, EBITDA margin for the fourth quarter 2022 was 14.8%, compared to 8.5% during the same period last year. The previously disclosed pre-tax charges recorded in the fourth quarter 2021 adversely impacted Universal's operating margin and EBITDA margin in that period by 230 basis points.

“2022 was a year of record setting financial performance for the company,” stated Universal’s CEO Tim Phillips. “And we closed out the year with yet another, reporting our best ever fourth quarter earnings in company history. In fact, for the full year 2022, Universal more than doubled its net income and reported top-line revenues in excess of $2.0 billion, a milestone we have worked so diligently to achieve.”

“As we transition into a new year,” Phillips continued, “we are navigating a much different transportation environment. Excess retail inventories, a slow-down in industrial production and loosening capacity have all put downward pressures on our trucking, company-managed brokerage and intermodal segments. While we expect near-term headwinds in transportation, stability in our contract logistics segment, supported by strong North American auto production, will provide a solid foundation for the year to come. Universal remains a results-oriented organization, and I believe the diversification of our service offerings and the talented teams we have assembled keep us well positioned for continued success.”

Segment Information:

Contract Logistics

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Fourth Quarter 2022 Operating Revenues: $205.5 million, 27.9% increase
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Fourth Quarter 2022 Operating Income: $30.1 million, 14.7% operating margin

In the contract logistics segment, which includes our value-added and dedicated services, fourth quarter 2022 operating revenues increased 27.9% to $205.5 million, compared to $160.7 million for the same period last year. We grew our fourth quarter 2022 dedicated transportation load volumes by 5.3% compared to the same period last year, and we managed 63 value-added programs at the end of both fourth quarters 2022 and 2021. Included in contract logistics segment revenues were $10.6 million in separately identified fuel surcharges from dedicated transportation services, compared to $5.9 million during the same period last year. Fourth quarter 2022 income from operations increased $24.0 million to $30.1 million, compared to $6.1 million during the same period last year. Included in fourth quarter 2021 results were $5.0 million of losses incurred in connection with a previously announced program launch. As a percentage of revenue, operating margin in the contract logistics segment for the fourth quarter 2022 was 14.7%, compared to 3.8% during the same period last year. Previously disclosed pre-tax launch losses recorded in the fourth quarter 2021 adversely impacted this segment’s operating margin by 310 basis points.

Intermodal

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Fourth Quarter 2022 Operating Revenues: $123.1 million, 13.2% decrease
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Fourth Quarter 2022 Operating Income: $11.1 million, 9.0% operating margin

Operating revenues in the intermodal segment decreased 13.2% to $123.1 million in the fourth quarter 2022, compared to $141.7 million for the same period last year. Included in intermodal segment revenues for the recently completed quarter were $22.4 million in separately identified fuel surcharges, compared to $16.1 million during the same period last year. Intermodal segment revenues also include other accessorial charges such as detention, demurrage and storage which totaled $22.5 million during the fourth quarter 2022, compared to $35.7 million one year earlier. The average operating revenue per load, excluding fuel surcharges, increased 15.1%; however, load volumes decreased 25.7% year-over-year. Fourth quarter 2022 income from operations decreased $2.7 million to $11.1 million, compared to $13.8 million during the same period last year. As a percentage of revenue, operating margin in the intermodal segment for the fourth quarter 2022 was 9.0%, compared to 9.7% one year earlier.

Trucking

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Fourth Quarter 2022 Operating Revenues: $89.0 million, 12.3% decrease
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Fourth Quarter 2022 Operating Income: $5.7 million, 6.5% operating margin

In the trucking segment, fourth quarter 2022 operating revenues decreased 12.3% to $89.0 million, compared to $101.5 million for the same period last year. Fourth quarter 2022 trucking segment revenues included $36.5 million of brokerage services, compared to $38.1 million during the same period last year. Also included in our trucking segment revenues were $8.1 million in separately identified fuel surcharges during the fourth quarter 2022, compared to $6.8 million in fuel surcharges during the same period last year. On a year-over-year basis, the average operating revenue per load, excluding fuel surcharges, increased 24.1%; however, load volumes declined 32.9% as we rationalized certain underperforming operations in this segment. Income from operations in the fourth quarter 2022 increased $4.6 million to $5.7 million compared to $1.1 million during the same period last year. Fourth quarter 2021 trucking segment results included an additional $6.0 million in previously disclosed pre-tax charges. As a percentage of revenue, operating margin in the trucking segment for the fourth quarter 2022 was 6.5% compared to 1.1% during the same period last year. The additional previously disclosed pre-tax charges recorded in the fourth quarter 2021 adversely impacted the trucking segment’s operating margin by 590 basis points.

Company-managed Brokerage

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Fourth Quarter 2022 Operating Revenues: $39.6 million, 36.2% decrease
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Fourth Quarter 2022 Operating Income: $0.9 million, 2.3% operating margin

Fourth quarter 2022 operating revenues in the company-managed brokerage segment decreased 36.2% to $39.6 million compared to $62.0 million for the same period last year. Company-managed brokerage segment average operating revenue per load, excluding fuel surcharges, decreased 14.8% and load volumes declined 19.9% on a year-over-year basis. Fourth quarter 2022 income from operations in the company-managed brokerage segment was $0.9 million which compares to $2.5 million one year earlier. As a percentage of revenue, operating margin for the fourth quarter 2022 was 2.3% compared to 4.0% during the same period last year.

Cash Dividend

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock. The dividend is payable to shareholders of record at the close of business on March 6, 2023 and is expected to be paid on April 3, 2023.

Other Matters

As of December 31, 2022, Universal held cash and cash equivalents totaling $47.2 million, and $10.0 million in marketable securities. Outstanding debt at the end of the fourth quarter 2022 was $382.9 million and capital expenditures totaled $31.3 million.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 a.m. Eastern Time
Date:	Friday, February 10, 2023
Call Toll Free:	(877) 270-2148
International Dial-in:	+1 (412) 902-6510
Conference ID:	10175013

A replay of the conference call will be available through February 17, 2023, by calling (877) 344-7529 (toll free) or +1 (412) 317-0088 (toll) and using encore replay code 3803897. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. (“Universal”) is a holding company that owns subsidiaries engaged in providing a variety of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia. Our operating subsidiaries provide customers with supply chain solutions that can be scaled to meet their changing demands and volumes. Universal’s consolidated subsidiaries offer customers a broad array of services across the entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services. In this press release, the terms “us,” “we,” “our,” or the “Company” refer to Universal and its consolidated subsidiaries.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in Universal’s reports and filings with the Securities and Exchange Commission. Universal assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating revenues:
Truckload services	$54,044	$64,838	$230,696	$248,878
Brokerage services	76,092	100,143	368,880	401,823
Intermodal services	123,077	141,723	591,946	473,059
Dedicated services	83,039	54,003	324,589	204,102
Value-added services	122,470	106,665	499,345	423,118
Total operating revenues	458,722	467,372	2,015,456	1,750,980

Operating expenses:
Purchased transportation and equipment rent	179,197	224,516	847,414	824,789
Direct personnel and related benefits	130,936	119,720	522,659	456,643
Operating supplies and expenses	44,554	35,779	177,440	149,394
Commission expense	8,876	8,914	40,288	33,894
Occupancy expense	10,941	10,380	41,286	37,286
General and administrative	11,903	9,783	46,528	39,648
Insurance and claims	5,825	18,847	22,749	38,829
Depreciation and amortization	18,324	15,657	76,657	67,537
Total operating expenses	410,556	443,596	1,775,021	1,648,020
Income from operations	48,166	23,776	240,435	102,960
Interest expense, net	(5,313)	(2,510)	(16,156)	(11,599)
Other non-operating income	1,467	247	1,143	7,220
Income before income taxes	44,320	21,513	225,422	98,581
Provision for income taxes	10,874	5,314	56,790	24,848
Net income	$33,446	$16,199	$168,632	$73,733

Earnings per common share:
Basic	$1.27	$0.60	$6.37	$2.74
Diluted	$1.27	$0.60	$6.37	$2.74

Weighted average number of common shares outstanding:
Basic	26,278	26,919	26,469	26,919
Diluted	26,311	26,923	26,489	26,929

Dividends declared per common share:	$0.105	$0.105	$0.420	$0.420

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$47,181	$13,932
Marketable securities	10,000	8,031
Accounts receivable - net	350,720	341,398
Other current assets	51,751	57,334
Total current assets	459,652	420,695
Property and equipment - net	391,154	345,583
Other long-term assets - net	352,872	371,213
Total assets	$1,203,678	$1,137,491

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$221,598	$251,550
Debt - net	378,500	427,348
Other long-term liabilities	156,650	156,383
Total liabilities	756,748	835,281
Total shareholders' equity	446,930	302,210
Total liabilities and shareholders' equity	$1,203,678	$1,137,491

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Contract Logistics Segment:
Number of dedicated transportation loads (a)	152,821	145,127	619,673	594,748
Average number of value-added direct employees	5,121	5,005	5,079	4,534
Average number of value-added full-time equivalents	1,153	1,322	1,323	1,448
Number of active value-added programs	63	63	63	63

Intermodal Segment:
Number of loads	116,475	156,736	552,398	665,088
Average operating revenue per load, excluding fuel surcharges	$685	$595	$702	$522
Average number of tractors	2,333	2,056	2,223	2,042
Number of depots	9	12	9	12

Trucking Segment:
Number of loads	45,233	67,440	199,712	288,378
Average operating revenue per load, excluding fuel surcharges	$1,831	$1,475	$1,807	$1,356
Average number of tractors	898	1,234	899	1,299
Average length of haul	422	374	403	372

Company-Managed Brokerage Segment:
Number of loads (b)	21,979	27,434	90,432	121,944
Average operating revenue per load (b)	$1,684	$1,976	$1,893	$1,845
Average length of haul (b)	613	533	598	553

(a) Includes shuttle moves.

(b) Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating Revenues by Segment:
Contract logistics	$205,509	$160,668	$823,934	$627,220
Intermodal	123,077	141,723	591,946	473,059
Trucking	88,991	101,474	392,639	403,312
Company-managed brokerage	39,596	62,035	200,536	242,794
Other	1,549	1,472	6,401	4,595
Total	$458,722	$467,372	$2,015,456	$1,750,980

Income from Operations by Segment:
Contract logistics	$30,137	$6,067	$118,437	$44,809
Intermodal	11,114	13,799	83,640	30,379
Trucking	5,743	1,105	27,564	19,607
Company-managed brokerage	897	2,466	9,993	7,122
Other	275	339	801	1,043
Total	$48,166	$23,776	$240,435	$102,960

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	( in thousands)		( in thousands)
EBITDA
Net income	$33,446	$16,199	$168,632	$73,733
Income tax expense	10,874	5,314	56,790	24,848
Interest expense, net	5,313	2,510	16,156	11,599
Depreciation	14,617	12,248	62,275	53,650
Amortization	3,707	3,409	14,382	13,887
EBITDA	$67,957	$39,680	$318,235	$177,717

EBITDA margin (a)	14.8%	8.5%	15.8%	10.1%

(a) EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

• EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

• EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

• EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.